Exhibit 5.1

March 30, 2026

Empery Digital Inc.

3121 Eagles Nest Street, Suite 120

Round Rock, TX 78665

Re:	Post-Effective Amendment No. 2 to Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Empery Digital, Inc., a Delaware corporation (f/k/a Volcon, Inc., the “Company”), in connection with Post-Effective Amendment No. 2 to the above-referenced registration statement on Form S-3 (File No. 333-289676) (as amended, the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on the date hereof. The Registration Statement relates to the offer and sale from time to time pursuant to Rule 415 under the Securities Act, by certain stockholders of the Company identified in the Registration Statement, of (i) up to 44,414,189 shares of the Company’s common stock, par value $0.00001 per share (the “Common Stock” and such shares, the “Shares”), (ii) up to 5,728,662 shares of Common Stock (the “Pre-Funded Warrant Shares”) issuable upon the exercise of pre-funded warrants, with an exercise price of $0.00001 per share (the “Pre-Funded Warrants”), (iii) a warrant (the “Gemini Warrant”) to purchase up to 901,542 shares of Common Stock (the “Gemini Warrant Shares”) issuable upon the exercise of the Gemini Warrant, with an exercise price per share equal to $10 per share, (iv) warrants (the “Placement Agent Warrants”) to purchase up to 163,929 shares of Common Stock (the “Placement Agent Warrant Shares”) issuable upon the exercise of the Placement Agent Warrants, with an exercise price per share equal to $10 per share and (v) a warrant (the “Consultant Warrant” and collectively with the Gemini Warrant and the Placement Agent Warrants, the “Warrants”) to purchase up to 25,000 shares of Common Stock (the “Consultant Warrant Shares” and together with the Gemini Warrant Shares and the Placement Agent Warrant Shares, the “Warrant Shares”) issuable upon the exercise of the Consultant Warrant, with an exercise price per share equal to $10 per share.

The Company issued and sold the Shares and the Pre-Funded Warrants pursuant to (i) that certain Securities Purchase Agreement, dated as of July 17, 2025 (the “Cash Purchase Agreement”), by and among the Company and each purchaser party thereto, and (ii) that certain Securities Purchase Agreement, dated as of July 17, 2025 (the “BTC Purchase Agreement”), by and among the Company and each purchaser party thereto, in private placements (the “Private Placements”) that closed on July 21, 2025.

The Gemini Warrant was issued by the Company to Gemini NuStar, LLC (“Gemini”) pursuant to that certain strategic digital assets services agreement between the Company and Gemini (the “Strategic Digital Assets Services Agreement”), dated July 13, 2025. The Placement Agent Warrants were issued by the Company to each of Clear Street LLC (“Clear Street”) and Aegis Capital Corp. (“Aegis” and, together with Clear Street, the “Placement Agents” and each a “Placement Agent”) as placement agents in connection with the Private Placements pursuant to the engagement letters between the Company and each Placement Agent. The Consultant Warrant was issued by the Company to a consultant engaged by the Company in connection with the Strategic Digital Assets Services Agreement.

In connection with this opinion letter, we have examined such certificates, documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Company, public officials and other appropriate persons.

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The opinions expressed below are limited to the laws of the State of New York and the Delaware General Corporation Law.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and validly issued and are fully paid and non-assessable. We are of the opinion that the Pre-Funded Warrants and Warrants have been duly authorized and have been validly issued, fully paid and non-assessable and are binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, concepts of reasonableness and equitable principles of general applicability, provided that we express no opinion as to the validity, legally binding effect or enforceability of any provision in the Pre-Funded Warrants and the Warrants that requires or relates to adjustments to the exercise price at a price or in an amount that a court would determine in the circumstances under applicable law to be commercially unreasonable or a penalty or forfeiture. As of the date hereof, the Pre-Funded Warrant Shares and the Warrant Shares have been duly authorized and reserved for issuance pursuant to the terms of the Pre-Funded Warrants and the Warrants, and, when issued and delivered upon exercise of the Pre-Funded Warrants and the Warrants and against payment of the consideration set forth therein, will be validly issued and fully paid and non-assessable.

In connection with the opinion expressed above, we have assumed that each party to the Pre-Funded Warrants and the Warrants, as applicable, has been duly incorporated and is validly existing under the laws of the jurisdiction of its organization. In addition, we have assumed that the execution, delivery and performance by each party thereto of the Pre-Funded Warrants and the Warrants, as applicable, (a) are within its corporate powers, (b) do not contravene or constitute a default under the certificate of incorporation or bylaws or other constitutive documents of such party, (c) require action by or in respect of, or filing with, any governmental body, agency or official and (d) do not contravene, or constitute a default under, any provisions of applicable law or regulation or any judgment injunction, order or decree or any agreement or other instrument finding upon such party, provided that we make no such assumption to the extent we have specifically opined as to such matters with respect to the Company.

In addition, we have also assumed that (i) the Registration Statement and any amendments thereto will have become effective and comply with all applicable law, and no stop order suspending the Registration Statement’s effectiveness will have been issued and remain in effect, in each case, at the time the Common Stock, Pre-Funded Warrant Shares or Warrant Shares are offered and sold as contemplated by the Registration Statement, and (ii) all shares of Common Stock, Pre-Funded Warrant Shares and Warrant Shares will be offered and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the applicable prospectus supplement.

We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the caption “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours, /s/ Ropes & Gray LLP Ropes & Gray LLP

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